Exhibit 10.145

AMENDED AND RESTATED EMPLOYMENT AGREEMENT,
AMENDMENT TO STOCK OPTION AGREEMENT and
AMENDMENT TO NON-COMPETITION AGREEMENT

This Amended and Restated Employment Agreement, Amendment to Stock Option Agreement and Amendment to Non-Competition Agreement (this “Agreement”) is made as of February 9, 2007 (the “Effective Date”), by and between MARK FINKEL (“Executive”) and HALO TECHNOLOGY HOLDINGS, INC., a Nevada corporation with a place of business at 200 Railroad Avenue, Greenwich, Connecticut 06830 (the “Company”).

WHEREAS, Executive and the Company are parties to the following agreements: (i) that certain Employment Agreement made as of December 28, 2005 (the “Employment Agreement”); (ii) that certain Non-Competition/Non-Solicitation Agreement dated as of December 28, 2005 (the “Non-Competition Agreement”); (iii) that certain Confidentiality/Proprietary Information and Inventions Agreement dated as of December 28, 2005 (the “Confidentiality Agreement”); and (iv) that certain Incentive Stock Option Agreement dated as of January 4, 2006 (the “Stock Option Agreement”).

WHEREAS, the Company and the Executive desire to amend, restate and supersede in its entirety the Employment Agreement, and to amend, modify and supplement the Stock Option Agreement and the Non-Competition Agreement;

WHEREAS, Executive and the Company deem it in their respective interests to enter into this Agreement regarding the employment of Executive, subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company offers, and Executive hereby accepts, continued employment.

2. Term. Subject to earlier termination as provided in Section 5 hereof, this Agreement shall commence on the Effective Date and end on December 31, 2007 (the “ Term”). Subject to earlier termination as provided in Section 5 hereof at the end of the Term, Executive’s employment will terminate.

3. Capacity and Performance.

3.1 Position. Currently, Executive is serving as the Company’s President, Chief Financial Officer and Principal Financial Officer. Executive will continue serving in those capacities until the Company files with the Securities and Exchange Commission its Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2006 (the “Quarterly Report”). Until such filing is complete, Executive’s primary responsibility will be the preparation and certification (in accordance with all applicable laws and regulations) of the Quarterly Report, and Executive’s secondary responsibility will be such other managerial assistance as requested by the Company. After such filing, Executive’s day to day responsibilities and duties will cease and Executive will continue to serve the Company with the title of Director of the Office of Strategic Operations. In such capacity Executive will assist the Company’s management on financial and strategic planning as requested by the Company, and will assist any new Chief Financial Officer who may be hired by the Company with the transition of any duties and responsibilities to such new officer. For the avoidance of doubt, effective upon the filing of the Quarterly Report, Executive agrees that he resigns from the positions of, and Executive will no longer serve as, the Company’s President, Chief Financial Officer or Principal Financial Officer, will no longer be considered an executive officer of the Company, and will no longer hold any title or position with any of the Company’s subsidiaries. Effective upon the end of the Term, Executive agrees that he resigns from the position of, and will no longer serve as, Director of the Office of Strategic Operations.

3.2 Reporting and Location. Executive shall report to the Company’s Chief Executive Officer (“CEO”) and the Company’s Board of Directors (“Board”) until the filing of the Quarterly Report, as well as to any officer designated by the CEO or the Board, at all times during the Term. Executive shall perform his duties and responsibilities hereunder at the Company’s principal executive offices until the filing of the Quarterly Report.

3.3 Commitments; Non-Competition. Executive shall devote sufficient business time, attention and energies, to the performance of Executive’s duties hereunder until the filing of the Quarterly Report. Thereafter, Executive shall devote sufficient business time, attention and energies, to the performance of Executive’s duties hereunder as Executive may determine in his sole, reasonable discretion. Executive will continue to abide by the Non-Competition Agreement; provided, however, that the Non-Competition Agreement is hereby amended such that the term “Restricted Period” used therein shall mean the period ending December 31, 2007. The Non-Competition Agreement, as amended by this Section 3.3, remains in full force and effect.

4. Compensation and Benefits. As compensation for Executive’s performance of his duties and obligations hereunder to the Company and subject to the provisions of Sections 5 hereof, during the term hereof Executive shall receive the following:

4.1 Base Salary. During the period from the date hereof through May 30, 2007, Executive will receive monthly salary in the amount of $20,833 for each calendar month he remains employed hereunder (for the avoidance of doubt, the monthly salary amount for January, 2007 is payment for the period January 1, 2007 through January 31, 2007). For the month of June, 2007, Executive will receive the monthly salary of $16,827, provided that Executive remains employed during such period. During the period from July 1, 2007 through December 31, 2007, Executive will receive monthly salary in the amount of $12,821 for each calendar month he remains employed hereunder. Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time. In the event any monthly salary amount is not paid when due, and the Company has not paid said overdue amount within ten (10) business days after Executive has notified the Company that he has not received said overdue amount, then all remaining unpaid salary amounts for the remainder of the Term shall become immediately due and payable (except to the extent such acceleration would result in a breach under the Company’s agreements with Fortress Credit Corp.).

4.2 Bonus. Notwithstanding anything herein or in any Company Quarterly or Annual reports, proxy statements or other documents or materials whatsoever, including, without limitation, any accrued amounts set forth in any such reports, statements, or other documents or materials, Executive acknowledges and agrees that he has not earned, and will not be eligible to earn, any bonus (quarterly, annual, discretionary or otherwise) and that the compensation set forth in this Agreement is the sole compensation due, or which may become due, to Executive.

4.3 Benefits. During the Term hereof and subject to any contribution therefore generally required by the Company of executives of the Company in similar positions as Executive, Executive shall be eligible to participate in all employee benefits plans and policies as from time to time adopted by the Company in effect for executives of the Company in similar positions; provided, however, that Executive shall not be eligible for further vacation after January 26, 2007. Eligibility for such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company and/or the Compensation Committee or any other committee of the Board provided for in or contemplated by such plan. The Company may alter, modify, add to, or delete its employee benefits plans and/or policies at any time as the Company and/or the Compensation Committee (and/or any other Board committee), in its/their sole judgment, determine to be appropriate. Notwithstanding the foregoing, the Company will continue to provide health and dental insurance coverage for the Executive and his eligible dependents under the Company’s plans, and will pay the premiums for such health and dental insurance coverage, or will reimburse Executive for such insurance coverage if the Company does not maintain plans; provided, however, that the Company will not be obligated to pay more than $1,500 per month for such coverage (and any amount in excess of $1,500 per month shall be the responsibility of the Executive.)

4.4 Business Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder prior to the date hereof, subject to (i) any expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder after the date hereof, provided such expenses have been approved in advance by the Company.

4.5 Stock Options. Pursuant to the Stock Option Agreement the option to acquire 150,000 shares of the Company’s common stock (“Common Stock”) have vested. The remaining option to acquire 450,000 shares of Common Stock has not vested, and is hereby terminated. The Stock Option Agreement is hereby amended accordingly. The options which have vested as described above, may be exercised by Executive in accordance with the terms of the Stock Option Agreement on or before March 31, 2007. Failure to exercise such vested options by such date, will result in their automatic termination, without notice. The Stock Option Agreement, as amended by this Section 4.5, remains in full force and effect.

4.6 Office and Assistance. The Company shall provide Executive with suitable office space and the services of an assistant through the filing of the Quarterly Report.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, Executive’s employment and this Agreement shall terminate prior to the expiration of the Term under the following circumstances.

5.1 Death. In the event of Executive’s death during the Term hereof (and provided that this Agreement has not been earlier terminated), Executive’s employment and this agreement shall immediately and automatically terminate and the Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, his estate, any salary to the extent earned but unpaid through the date of death, and any salary which would have been earned during the Term hereof.

5.2 Disability.

(a) In the event of Executive’s (as defined below) during the Term hereof (and provided that this Agreement has not been earlier terminated), Executive’s employment and this agreement shall immediately and automatically terminate and the Company shall pay to Executive any salary to the extent earned but unpaid through the date of Disability and any salary which would have been earned during the Term hereof if such Disability had not occurred. To the extent Executive qualifies for either short term disability and/or long term disability insurance in accordance with the terms and conditions of the Company’s plans, the Company may reduce any amounts due to Executive by the amounts of such insurance payments.

(b) As used herein, the term “Disability” shall mean that the Executive has become disabled by suffering physical or mental illness, injury, or infirmity that prevents Executive from performing, with or without reasonable accommodation, Executive’s essential job functions for any one hundred fifty (150) days in any one hundred eighty (180)-day period, the Board determines in good faith that such illness or other disability is likely to continue for at least the next following thirty (30) days, and the Board notifies Executive of such determination.

5.3 By the Company for Cause.

(a) Upon approval of a majority of the Board, the Board may terminate Executive’s employment and this Agreement for Cause (as defined below) at any time during the Term hereof. The Company shall thereafter have no further obligation or liability to Executive relating to Executive’s employment or this Agreement, or otherwise, other than any salary to the extent earned but unpaid through the date of termination.

(b) Any one or more of the following events or conditions shall constitute “Cause” for termination: (i) failure to render all services and to takes all actions reasonably necessary to prepare, certify and file with the Securities and Exchange Commission (in accordance with all applicable laws and regulations) the Quarterly Report; (ii) breach of Section 10 (Release) of this Agreement; (iii) material breach of Section 11 (No Disparagement) of this Agreement, or material breach of any other provision of this Agreement, (iv) breach of the Non-Competition Agreement; or (v) breach of the Confidentiality Agreement.

5.4 By Executive. Executive may, upon at least one hundred and twenty (120) days written notice, terminate this Agreement and his employment with the Company for any reason. During such 120-day period, Executive will be available on a full-time basis for the benefit of the Company. The Company, at its own option, may accelerate Executive’s departure date. If Executive terminates his employment under this Section 5.4, the Company shall have no further obligation Executive relating to Executive’s employment or this Agreement, or otherwise, other than for any salary to the extent earned but unpaid through his actual departure date.

5.5 COBRA. Upon the expiration or earlier termination of this Agreement, other than a termination by the Company for Cause pursuant to Section 5.3, if Executive elects to continue medical insurance coverage after such expiration or termination and in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the Executive’s monthly premium payments up to $1,500 per month (and any amount in excess of $1,500 per month shall be the responsibility of the Executive), until (x) the conclusion of the one-year period after the termination of his employment, (y) Executive no longer is eligible for COBRA coverage, or (z) Executive accepts other employment through which he is eligible for medical insurance coverage that is comparable to such COBRA coverage, whichever occurs first; thereafter, Executive will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA. If this Agreement is terminated by the Company for Cause pursuant to Section 5.3, Executive will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA. Notwithstanding the foregoing, in the event that Executive breaches any of the terms of this Agreement which survive termination hereof, or Executive breaches any of the terms of the Non-Competition Agreement or the Confidentiality Agreement which extend beyond the termination hereof, then the Company will have no further obligation under this Section 5.5.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination of this Agreement and/or Executive’s employment pursuant to Sections 2 or 5.

6.1 Payment in Full. Payment by the Company to Executive of any salary and other compensation amounts as provided and referenced herein shall constitute the entire obligation of the Company to Executive, provided that nothing in this Section 6.1 is intended or shall be construed (i) to affect the rights and obligations of the Company, on the one hand, and Executive, on the other, under the Stock Option Agreement other than as set forth in Section 4.5 hereof, or (ii) to affect the vested rights that the Executive may have under the Company’s 401(k) plan. For the avoidance of doubt, Executive will continue to vest under the Company’s 401(k) plan through the end of the Term, or the earlier termination of this Agreement.

6.2 Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by COBRA or other applicable law or as otherwise described herein, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of Executive’s employment.

7. Survival of Certain Provisions. The obligations of Executive under the Non-competition Agreement and the Confidentiality Agreement expressly survive any termination of Executive’s employment or termination of this Agreement, regardless of the manner of such termination. Moreover, the rights and obligations contained herein shall survive the termination of Executive’s employment or termination of this Agreement for any reason if so provided herein or if necessary or desirable to fully accomplish the purpose of such provision.

8. Withholding Taxes. All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law, and the Company may withhold from any amounts payable to Executive (including any amounts payable to Executive pursuant to this Agreement) in order to comply with such withholding obligations.

9. Other Agreements.

9.1 Executive confirms to the Company that entering into this Agreement and his performance of the position and duties described herein do not and will not breach any agreement entered into by Executive prior to employment with the Company. Executive has provided, or prior to the Effective Date will provide, the Company with a copy of any such agreements.

9.2 Executive acknowledges that if Executive breaches his obligations under this Agreement, the Non-Competition Agreement, the Confidentiality Agreement that the Company may pursue any remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction as set forth herein or therein.

10. Release. Executive hereby waives, releases and forever discharges, the Company and its Affiliates (as such term is defined below) from and against any and all claims, counterclaims, demands, debts, actions, causes of action, suits and liabilities of any nature whatsoever, whether known or unknown, which Executive ever had, now has or hereafter can, shall or may have against the Company and/or its Affiliates, for, upon, or by reason of any matter, cause or thing whatsoever arising from the beginning of the world to the date Executive signs this Agreement, including, but not limited to, rights under any and all federal, state or local laws, regulations, rules, orders, and any governmental or judicial decisions or interpretations thereof prohibiting discrimination in employment, including, but not limited to, the Federal Age Discrimination in Employment Act, any federal, state or local laws regulating employment, claims arising out of any public policy, contract or common law, or any other claims of breach of contract, wrongful termination, breach of duty, fraud, negligence or unfair or fraudulent business practice, misrepresentation or defamation (including, without limitation, any claims under any prior agreements or understandings between Executive and the Company and/or its Affiliates, oral or in writing, and including, but not limited to, the Employment Agreement, any offer letter, position description, the Company’s, or any Affiliate’s employee handbook or other policies or procedures), and any alleged entitlement to costs, fees or expenses, including attorneys’ fees, whether such fees are claimed under statutory or common law, and any other claims that were or could have been asserted arising out of or relating to Executive’s employment by the Company. Expressly excluded from this release are any claims arising after the date of the execution of this Agreement or any claims relating to the enforcement or breach of this Agreement. Executive agrees not to sue the Company or its Affiliates, not to file or permit to be filed against the Company or its Affiliates any complaint, suit, action, hearing or other proceeding whatsoever, or to execute, seek to impose, collect or recover upon or otherwise enforce or accept any judgment, decision, award or attachment, arising from, relating to any claim, liability or other matter released by Executive in this Agreement. As used in this Agreement, the term “Affiliates” means the Company, any and all of the Company’s subsidiaries, other affiliates, predecessors, successors, and any other persons or entities which control, are controlled by, or are under common control with the Company, and any and all of the Company’s or such other persons’ or entities’ respective, past, present or future officers, directors, managers, partners, members, shareholders, employees, consultants, attorneys, agents and representatives. Nothing contained herein shall affect in any way Executive’s right to be indemnified, defended and held harmless by the Company pursuant to the Company’s organizational documents for those acts or omission for which the Company indemnifies, defends and holds harmless its officers and/or directors, subject to the limitations on any such indemnity obligations imposed under Nevada corporate law, and/or applicable federal law.

The Company hereby waives, releases and forever discharges the Executive from and against any and all claims of which the Company has actual knowledge on the date hereof (excluding matters known only to the Executive), to the extent that the acts or omissions of Executive forming the basis for such claim are not acts or omissions which constitute acts or omissions for which indemnification by the Company of the Executive would not be permitted under the Company’s organizational documents, Company policy, Nevada corporate law, and/or applicable federal law.

11. No Disparagement. Executive represents that he has not and agrees that he shall not in any way disparage the Company and/or its Affiliates, nor will the Executive make or solicit any comments, statements, or the like to Company customers or clients, clients or customers of the Company’s Affiliates, the media or others that may be considered derogatory or detrimental to the good name or reputation of the Company and/or its Affiliates. The Company represents that it has not and agrees that it shall not in any way disparage the Executive, nor will the Company make or solicit any comments, statements, or the like to the media or others that may be considered derogatory or detrimental to the good name or reputation of the Executive. For purposes of this Agreement, the term “disparage” shall mean any statement or representation which, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation.

12. Company Property. Executive agrees to return to the Company, any and all property of the Company and/or its Affiliates, including, without limitation, any laptop or desktop computers, any phone(s) or other equipment, any credit cards, identification cards, keys, building passes, and any and all documents, (including without limitation any email and/or instant messages stored on any computer other than the computers which Executive is to return), all business records, and all other materials concerning the Company, and/or its Affiliates, including, without limitation, any and all customer lists, contact lists, and other information concerning customers, prospective customers, and other Company business or opportunities. Executive will return any and all such Company property upon request of the Company at any time after the filing of the Quarterly Report, and in the event Company has not so requested, promptly upon the expiration or earlier termination of this Agreement.

13. Miscellaneous

13.1 Assignment. Executive shall not assign this Agreement or any interest herein. The Company may assign this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

13.2 Severability/Reformation. In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable, and this Agreement shall be construed and reformed to the maximum extent permitted by law.

13.3 Waiver; Amendment. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

13.4 Notices. All notices, request and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or four business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of Executive, to the address set forth underneath his signature to this Agreement, with a copy to Robert Kraus, Kraus & Zuchlewski LLP, 500 Fifth Avenue, Suite 5100, New York, N.Y. 10110, or (b) in the case of the Company, to the attention of the Board, with a copy to the Secretary of the Company c/o Halo Technology Holdings, Inc., 200 Railroad Avenue, Greenwich, CT 06830; and/or to such other address as either party may specify by notice to the other, or, in the case of the Company, to any other address which at the time is the Company’s principal headquarters.

13.5 Entire Agreement. This Agreement, the Non-Competition Agreement (as amended hereby), the Confidentiality Agreement, and the Stock Option Agreement (as amended hereby) constitute the entire agreement between the Company and Executive and fully supersede and cancel all prior communications, agreements and understandings, written or oral, between Executive and the Company, including without limitation, the Employment Agreement, any offer letter, position description, the Company’s, or an Affiliate’s employee handbook or other policies or procedures. Executive also acknowledges that in deciding to enter into this Agreement, he has not received and is not relying on any representations, promises, or assurances of any kind other than those expressly set forth in writing in this Agreement.

13.6 Specific Performance. Executive acknowledges and agrees that the Company and its Affiliates would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Executive agrees that the Company and its Affiliates shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

13.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together, shall constitute one and the same instrument.

13.8 Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of laws provisions or rule thereof, and this Agreement shall be deemed to be performable in such State.

13.9 Resolutions of Disputes. Exclusive jurisdiction over any claims arising out of this Agreement shall be any court appropriate subject matter jurisdiction in the State of Connecticut and the parties by this Agreement expressly subject themselves to the personal jurisdiction of said court for the resolution of any dispute, action, or suit arising in connection with this Agreement.

13.10 Consultation. Executive acknowledges that he has been advised to consult with an attorney regarding this Agreement and that he has been given an opportunity to discuss this Agreement with an attorney. Executive further acknowledges that he has had reasonable and sufficient time to review this Agreement, discuss it with an attorney, and is voluntarily signing it without duress or coercion. Executive acknowledges that he has read this Agreement in its entirety and that he understands its meaning and effect.

[Remainder of Page is blank. Signature Page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

HALO TECHNOLOGY HOLDINGS, INC.

/s/ Ernest C. Mysogland

By: Ernest C. Mysogland
Its: Executive Vice President

MARK FINKEL

/s/ Mark Finkel